EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 17, 2013 relating to the financial statements and financial highlights which appear in the February 28, 2013 Annual Report to Shareholders of Delaware Tax-Free Pennsylvania Fund (constituting Delaware Group® State Tax-Free Income Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights” and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 26, 2013